UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                           FORM 12b-25

NOTIFICATION OF LATE FILING                           SEC FILE
                                                       NUMBER
                                                      001-14035
                                                      CUSIP NUMBER
                                                      85254C 10 7
(Check One)      Form 10-K
                 Form 20-F
                 Form 11-K
               X Form 10-Q
                 Form N-SAR

          For Period Ended: April 29, 2000
          [  ] Transition Report on Form 10-K
          [  ] Transition Report on Form 20-F
          [  ] Transition Report on Form 11-K
          [  ] Transition Report on Form 10-Q
          [  ] Transition Report on Form N-SAR
          For the Transition Period Ended:
          _____________________________________
 Read Instruction (on back page) Before Preparing Form.  Please
                         Print or Type.
    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


PART I - REGISTRANT INFORMATION
Stage Stores, Inc.
Full Name of Registrant
Not Applicable
Former Name if Applicable
10201 Main Street
Address of Principal Executive Office (Street and Number)
Houston, TX 77025
City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

    X    (a)   The reasons described in reasonable detail in Part
          III of this form could not be eliminated without unreasonable effort or expense.
         (b)  The   subject   annual   report,  semi-annual   report,
          transition report on Form 10-K, Form 20-F, 11-F or Form N-SAR, or portion thereof, will be filed on or
          before   the  fifteenth  calendar  day  following   the
          prescribed due date, or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be  filed on or before the fifth calendar day following
          the prescribed due date; and
          (c)    The  accountant's  statement  or  other  exhibit
          required  by  Rule  12b-25(c)  has  been  attached   if
          applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

Additional time is required to compile the information necessary to file a complete and accurate Form 10-Q.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

 Charles M. Sledge      713       669-2652
       (Name)          (Area     (Telephone
                       Code)      Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is
     no, identify report(s).    Yes   X No
10-K dated January 29, 2000.

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? Yes X No

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                                    Stage Stores, Inc.

          (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date    June 13, 2000              By    /s/ Charles M.Sledge
                                        Charles M. Sledge, Senior
                                        VP Finance, Treasurer and
                                        Corporate Secretary